For Immediate Release

Contact:	Craig Tooman
EVP, Finance and Chief
Financial Officer
908-541-8777

ENZON REPORTS 2ND QUARTER 2009 RESULTS

-- Innovative pipeline continues to progress --

BRIDGEWATER, NJ – August 4, 2009 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for the second quarter of 2009. For the three months ended June 30, 2009, Enzon reported a net loss of $5.1 million or $0.11 per diluted share, as compared to a net loss of $1.7 million or $0.04 per diluted share for the second quarter of 2008. The 2009 financial results were impacted by the anticipated investment in R&D including PEG-SN38 and the next-generation Oncaspar program, as well as lower royalty and contract manufacturing revenues.

“We are pleased with the advancement of our innovative pipeline, particularly our novel PEG-SN38 compound, which is now enrolling patients in Phase II,” said Jeffrey H. Buchalter, President and Chief Executive Officer of the Company. “We have also made good progress in our next-generation Oncaspar program. The lifecycle sourcing programs are designed to improve the current versions of the marketed products and are required to continue to supply patients with these life-saving drugs.”

Recent Operating Highlights

  A comprehensive, randomized Phase II trial evaluating PEG-SN38 in metastatic colorectal cancer patients was initiated in June and is currently enrolling patients.

  The Company presented data on its HIF-1 alpha antagonist Phase I program at the American Society of Clinical Oncologists (ASCO) demonstrating that the compound was well tolerated in multiple solid tumor cancer types.

  The Company was successful in transferring and qualifying the improved Oncaspar raw material process to a Contract Manufacturing Organization (CMO). The pivotal trial required for regulatory approval for the next-generation Oncaspar in acute lymphoblastic leukemia (ALL) patients is ongoing.

Revenues

The following table reflects the revenues generated by product and segment for the three-months ended June 30, 2009 and 2008.

	Three Months Ended
	(in millions)
	June 30, 2009	June 30, 2008	% Change
Products
Oncaspar	$14.0	$13.2	6
DepoCyt	2.6	2.4	8
Abelcet	5.5	6.6	(17)
Adagen	7.8	7.0	11
Total Products	29.9	29.2	2

Royalties	13.9	15.0	(7)

Contract
Manufacturing	3.4	6.8	(50)

Total Revenues	$47.2	$51.0	(7)

Products Segment

Sales from the Products segment, comprised of Oncaspar®, DepoCyt®, Abelcet®, and Adagen®, increased to $29.9 million for the three months ended June 30, 2009, from $29.2 million for the three months ended June 30, 2008.

Sales of Oncaspar, a PEG-enhanced version of L-asparaginase, increased 6% to $14.0 million for the three months ended June 30, 2009, as compared to $13.2 million for the three months ended June 30, 2008. Oncaspar remains the gold standard of care for pediatric ALL. The Company continues to see adoption in the adult and young adult populations. The Company had a single digit price increase in January 2009 which contributed to the increase.

Sales of DepoCyt, a sustained-release formulation of the chemotherapeutic agent cytarabine arabinoside or ara-C, increased to $2.6 million for the three months ended June 30, 2009, as compared to $2.4 million for the three months ended June 30, 2008. This is a small patient population, so quarterly variability is not uncommon. The Company had a single digit price increase in January 2009 which contributed to the increase.

Sales in the U.S. and Canada of Abelcet, a lipid complex formulation of amphotericin B used primarily in the hospital to treat immuno-compromised patients with invasive fungal infections, for the three months ended June 30, 2009 were $5.5 million as compared to $6.6 million in the same period of 2008. This brand continues to experience competitive pressure in the anti-fungal market, in both volume and price. The Abelcet average selling price has declined by 3% from the second quarter of 2008.

Sales of Adagen, an enzyme replacement therapy used to treat adenosine deaminase (ADA) deficiency in patients with severe combined immuno-deficiency disease, increased to $7.8 million for the three months ended June 30, 2009 from $7.0 million in the second quarter of

2008. This is a small, targeted patient population, so quarterly variability is not uncommon. The Company also had a single digit price increase in January 2009.

Royalties Segment

Revenues from the Company’s Royalties segment for the three months ended June 30, 2009 were $13.9 million, as compared to $15.0 million for the three months ended June 30, 2008. Royalties on PEG-INTRON, marketed by Schering-Plough, continue to comprise the majority of the Company’s royalty revenue. Schering-Plough reported in the first quarter of 2009 a 2% operational growth which was more than offset by a decline in foreign exchange.

Contract Manufacturing Segment

The Company’s revenues from its Contract Manufacturing segment decreased to $3.4 million for the three months ended June 30, 2009, as compared to $6.8 million in the corresponding period of the prior year. This includes contract manufacturing revenues related to services the Company provides for customers who require fill and finish of injectable and inhalation therapy products. The decrease is due largely to a delay in shipment of certain CMO product that is requiring additional testing by the customer. Timing of production and shipments to customers often cause quarter-to-quarter variability.

Cost of Product Sales and Contract Manufacturing

In the second quarter of 2009, the Company’s cost of goods sold decreased to $12.9 million or 39% of sales. For the second quarter of 2008, cost of goods sold was $17.4 million or 48% of sales which included a $1.9 million amortization expense for the anticipated achievement of an Oncaspar sales milestone. The improvement is also due to efficiencies from the completion of the manufacturing consolidation. Timing of production of the Company’s marketed products and products manufactured for its third-party customers will cause fluctuations in the overall cost of goods.

Research and Development

The Company’s research and development expenses were $21.2 million for the three months ended June 30, 2009, as compared to $14.1 million for the three months ended June 30, 2008. During the quarter, Enzon was successful in initiating enrollment in a comprehensive Phase II study for its PEG-SN38 compound. The increase is also due to the investments in the next generation Oncaspar program. During the second quarter of 2009, the investment in the next-generation programs increased to $9.4 million. As noted in the Company’s 2009 R&D guidance, the Company will continue to make significant investments in these programs to ensure long-term supply of these critical products to its patients. Enzon is also committed to making strategic investments in research and development to advance its innovative oncology pipeline.

Selling, General and Administrative

Selling, general and administrative expenses decreased to $16.4 million for the three months ended June 30, 2009, as compared to $18.1 million for the three months ended June 30, 2008. SG&A was impacted by costs associated with the previously considered spin-off of the biotechnology assets in 2008 and potential consent solicitation in 2009. The decrease is primarily due to discipline on investment in selling, marketing, and other initiatives to support its product sales performance. The Company is also experiencing G&A efficiencies from its recent restructuring initiatives.

Restructuring Charge

In 2008, the Company reported $0.9 million in restructuring charges related to severance costs from the consolidation of the manufacturing facilities to Indianapolis, IN. As previously reported, the Company may incur future lease termination costs associated with the manufacturing consolidation.

Other Income (Expense)

Net other income (expense) is comprised of investment income, interest expense, and other non-operating expenses. The Company reported net other expense of approximately $1.5 million for the three months ended June 30, 2009 and net other expense of $2.0 million for the three months ended June 30, 2008. Interest expense has decreased as a result of the reduction in the Company’s debt balance. In 2008, due to a decline in fair market value, Enzon reduced the carrying value of its auction rate security. This resulted in a $645 thousand impairment loss. In 2009, interest income declined due to the reduction in cash and investments.

Cash and Investments

Total cash reserves, which include cash, cash equivalents, short-term investments, and marketable securities, were $187.8 million as of June 30, 2009, as compared to $206.9 million as of December 31, 2008. During the first quarter of 2009, the Company repurchased $20.4 million of its outstanding 4% notes due in 2013 for $15.6 million. The Company also paid a $5.0 million milestone payment related to the Company’s Oncaspar marketing and distribution rights which was triggered in the second-quarter of 2008. As previously guided, the Company expects to maintain a neutral operating cash flow in 2009.

Adjusted Financial Results

For the three months ended June 30, 2009, Enzon reported an adjusted net loss of $5.1 million or $0.11 per diluted share, as compared to an adjusted net loss of $0.6 million or $0.01 per diluted share for the three months ended June 30, 2008.

The following table reconciles the Company’s net loss and net loss per diluted share as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted net loss and net loss per diluted share for the three months ended June 30, 2009 and 2008 respectively:

	Three Months Ended
	(in thousands, except per-share amounts)
	June 30, 2009		June 30, 2008

		Net		Net
		loss per		loss per
	Net	diluted	Net	diluted
	loss	share	loss	share
GAAP net loss	$(5,066)	$(0.11)	$(1,745)	$(0.04)
Adjustment to GAAP net loss:
Add: Costs related with the proposed
spin-off of biotechnology activities (1)			1,140	0.03
Adjusted net loss (2)	$(5,066)	$(0.11)	$ (605)	$(0.01)

(1)	Adjusted financial results for the second quarter of 2008 exclude the costs related with the Company’s previously considered spin-off of its research and development activities.

(2)

Adjusted net (loss) and adjusted net (loss) per share, as Enzon defines them, may differ from similarly named measures used by other entities, and consequently, could be misleading unless all entities calculated and defined such items in the same manner. The Company believes that investors’ understanding of its performance is enhanced by disclosing adjusted net (loss) and adjusted net (loss) per share reflecting adjustments for certain items that the Company deems to be non-recurring.

Conference Call and Webcast

Enzon will be hosting a conference call August 4, 2009 at 9:00 am ET. All interested parties may access the call by using the following information:

Domestic Dial-In Number:	(888) 312-3051
International Dial-In Number:	(719) 457-2694
Access Code:	Enzon

Enzon’s conference call will also be webcast in a “listen only” mode via the Internet at http://investor.enzon.com/eventdetail.cfm?eventid=71133. Additionally, for those parties unable to listen at the time of Enzon’s conference call, a telephone rebroadcast will be available following the call from August 4, 2009, at approximately 12:00 p.m. ET. This rebroadcast will end on August 11, 2009, at approximately 12:00 p.m. ET. The rebroadcast may be accessed using the following information:

Domestic Dial-In Number:	(888) 203-1112
International Dial-In Number:	(719) 457-0820
Replay Passcode:	3410491

About Enzon

Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to developing, manufacturing and commercializing important medicines for patients with cancer and other life-threatening conditions. The Company has a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. Enzon’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform and the Locked Nucleic Acid (LNA) technology. Enzon’s PEGylation technology was used to develop two of its products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Enzon also engages in contract manufacturing for several pharmaceutical companies to broaden its revenue base. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should,” "potential," "anticipates," "plans" or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to: the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products; market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2008. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months ended June 30, 2009 and 2008
(In thousands, except per-share amounts)
(Unaudited)

	June 30,	June 30,
	2009	2008
Revenues:
Product sales, net	$29,873	$29,206
Royalties	13,919	15,035
Contract manufacturing	3,402	6,723
Total revenues	47,194	50,964

Costs and expenses:
Cost of product sales and contract manufacturing	12,860	17,406
Research and development	21,195	14,056
Selling, general and administrative	16,420	18,070
Amortization of acquired intangible assets	166	166
Restructuring charge	-	889
Total costs and expenses	50,641	50,587
Operating (loss) income	(3,447)	377

Other income (expense):
Investment income, net	1,152	1,120
Interest expense	(2,751)	(3,181)
Other, net	54	24
	(1,545)	(2,037)
Loss before income tax provision	(4,992)	(1,660)
Income tax provision	74	85
Net loss	($5,066)	($1,745)

Loss per common share – basic	($0.11)	($0.04)
Loss per common share – diluted	($0.11)	($0.04)
Weighted average shares – basic	45,187	44,352
Weighted average shares – diluted	45,187	44,352

Enzon Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
June 30, 2009 and December 31, 2008
(In thousands)
(Unaudited)

	June 30,	December 31,
	2009	2008

Assets
Current assets:
Cash and short-term investments	$116,927	$144,184
Accounts receivable, net	17,646	11,692
Inventories	17,591	16,268
Other current assets	7,234	5,281
Total current assets	159,398	177,425
Property and equipment, net	42,053	44,585
Other assets:
Marketable securities	70,875	62,678
Amortizable intangible assets, net	55,227	60,654
Other assets	3,541	3,911
	129,643	127,243
Total assets	$331,094	$349,253

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$ 26,906	$ 33,144
Notes payable	-	2,950
Total current liabilities	26,906	36,094

Notes payable	250,050	267,550
Other liabilities	4,261	3,948
Total liabilities	281,217	307,592

Stockholders’ equity	49,877	41,661
Total liabilities and stockholders’ equity	$331,094	$349,253

Common shares outstanding	45,351	45,032